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                                                                   EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated April 2, 1998 included in The Maxim Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1998 and our report dated June 24, 1998 on the financial statements of The Maxim Group 401(K) Plan for the nine months ended December
31, 1997 included in The Maxim Group, Inc.'s Amendment No. 1 on Form 10-K/A dated June 26, 1998 to its Annual Report on Form 10-K for the fiscal year ended January 31, 1998 and to all references to our firm included in this Registration Statement and related Prospectus.



                                             /s/ Arthur Andersen LLP


Atlanta, Georgia
September 3, 1998